Exhibit 10.2

AMENDED AND RESTATED REPRESENTATION AGREEMENT -REV I

THIS AMENDED AND RESTATED REPRESENTATION AGREEMENT -REV 1 (the “Amended Agreement-Rev 1”) is effective as of the 13th of January, 2004, by and between SPACEHAB, INC. a Washington State corporation, with its principal place of business in Houston, Texas, U.S.A. (hereinafter “SPACEHAB”) and MITSUBISHI CORPORATION, a company with its principal place of business in Tokyo, Japan (hereinafter “MITSUBISHI CORPORATION”).

WITNESSETH

WHEREAS, SPACEHAB is engaged in the promotion, sale and lease of certain products and services and desires to sell or lease these products and services (“Products”) in country(ies) (“Territory”), as set forth in Exhibit A hereto; and

WHEREAS, MITSUBISHI CORPORATION is engaged in business as a sales representative in Japan and desires to be appointed SPACEHAB’s sales representative for the Products within the Territory; and

WHEREAS, the parties entered into a Representation Agreement, as of January 12, 1989 (the “Original Agreement”), pursuant to which MITSUBISHI CORPORATION was appointed as SPACEHAB’s sales representative for the Products within the Territory; and

WHEREAS, the parties entered into an Amended and Restated Representation Agreement (the “Amended Agreement”) on August 15, 1995, and

WHEREAS, the parties wish to amend certain provisions of, and then restate, the Amended Agreement;

NOW, THEREFORE, in consideration of mutual promises herein contained, the parties agree as follows:

ARTICLE 1. APPOINTMENT AND TERM

1.1 SPACEHAB hereby appoints MITSUBISHI CORPORATION as its exclusive sales representative in the Territory to solicit, promote, and consummate sales or leases of the Products in the Territory on an exclusive basis.

1.2 The cumulative term of all Agreements referenced herein is twenty (20) years, commencing on the date of the Original Agreement, January 12, 1989, unless sooner terminated as provided in ARTICLE 7 hereof. SPACEHAB and MITSUBISHI CORPORATION may extend this Agreement for additional terms by mutual agreement in writing.

1.3 During the term hereof, SPACEHAB shall not: (1) appoint additional representatives in the Territory, or make a request to any person, firm or corporation other than MITSUBISHI CORPORATION in connection with, the sale, other disposition or use of the Products, (2) entertain any direct or indirect inquiry for the Products from any person, firm or corporation in the Territory other than MITSUBISHI CORPORATION and shall refer to MITSUBISHI CORPORATION any inquiry which SPACEHAB may receive from any person, firm or corporation in the Territory or (3) sell or lease the Products to any person, firm or corporation, other than the U.S. Government or any agency or instrumentality thereof, outside the Territory who SPACEHAB knows or has reason to know, intends to resell or sub-lease the Products in or into the Territory.

ARTICLE 2. MITSUBISHI CORPORATION’S UNDERTAKINGS

2.1 Sales Efforts - MITSUBISHI CORPORATION agrees to devote its best efforts to the sale or lease of the Products in the Territory. In furtherance of such sales efforts, MITSUBISHI CORPORATION agrees to appoint and dedicate the equivalent of at least one full-time sales representative to act on its behalf and to facilitate the performance of its obligations under this Agreement. MITSUBISHI CORPORATION shall cause such sales representative(s) to dedicate his or her full-time best efforts towards the performance of such obligations. All costs and expenses associated with such full-time sales representative(s), including but not limited to salary, maintenance of office facilities, employee benefits and other similar employer-related expenses, shall be borne by MITSUBISHI CORPORATION. The duties and responsibilities of MITSUBISHI CORPORATION described in this Section 2 shall be collectively referred to as the “Services.”

2.2 Other Services - MITSUBISHI CORPORATION shall:

(1)	Share with SPACEHAB its knowledge relative to economic, commercial and industrial data, customs and procedures, business trends, market conditions and potential customers for the Products, within the Territory, as they pertain to the Products, and

(2)	Cooperate with SPACEHAB in its efforts to sell the Products in or into the Territory by providing services as requested including, but not limited to, assisting with visas, customers clearance, local transportation and accommodations, interpreter and translation services, business appointments, secretarial services, and telex and telephone communications.

2.3 Compliance with Law - MITSUBISHI CORPORATION (as used in this Article 2.3 includes its directors, officers, employees and others acting on its behalf) is legally qualified in the Territory to perform the services contemplated by this Agreement. MITSUBISHI CORPORATION shall, in performing its obligations under this Agreement, comply with all applicable existing and future laws, regulations and acts of the government(s) of the Territory. Further, MITSUBISHI CORPORATION shall take no action on behalf of SPACEHAB that would be illegal under U.S.A. law if taken by SPACEHAB itself.

ARTICLE 3. COMPENSATION

3.1 Amount and Time of Payment - As compensation for MITSUBISHI CORPORATION’s Services rendered hereunder, SPACEHAB shall pay to MITSUBISHI CORPORATION commissions in accordance with the schedules set forth in Exhibit A hereto.

3.2 Method of Payment - Payments will be made by check or order payable in U.S. currency. Payments will be delivered to MITSUBISHI CORPORATION’s principal place of business or mailed or credited to such bank in the Territory or in the U.S.A. as SPACEHAB and MITSUBISHI CORPORATION shall hereafter and from time to time agree upon. This procedure will be adjusted as necessary to comply with all laws of the Governments of the Territory and the U.S.A. Payment will only be made pursuant to and consistent with the terms of this Agreement.

3.3 Termination for Convenience or Expiration - In the event this Agreement is discontinued by termination for convenience pursuant to ARTICLE 7 hereof or by expiration, MITSUBISHI CORPORATION’s right to receive commission payments, if any, in connection with sales or leases of the Products pursuant to orders accepted by SPACEHAB before such termination or expiration, or within one (1) year after notice of termination is given, as provided in Articles 7 or 9, or within one (1) year after expiration, shall not be affected.

3.4 Reimbursement of Other Expenses - MITSUBISHI CORPORATION may incur costs other than and/or over and above those specified in this Agreement and Exhibit(s) thereto as authorized by SPACEHAB. In this event, reimbursement of such expenses, as approved by SPACEHAB, will be paid by SPACEHAB within 30 days after receipt of MITSUBISHI CORPORATION’s invoice.

ARTICLE 4. LIMITATION ON MITSUBISHI CORPORATION’S RIGHTS AND AUTHORITY

4.1 Sales Outside the Territory - MITSUBISHI CORPORATION shall not perform Sales Efforts or Services, as described in ARTICLE 2, outside the Territory without prior written approval of SPACEHAB.

4.2 No Power To Obligate SPACEHAB - MITSUBISHI CORPORATION and its employees shall be deemed to be and act solely as independent contractors and shall not represent themselves to be employees or agents of SPACEHAB for any purpose. MITSUBISHI CORPORATION and its employees are not authorized to make commitments for the account of, assume or create express or implied obligations on behalf of, or in any respect bind SPACEHAB, and SPACEHAB reserves the right, in its sole discretion, to refuse to quote on any proposed sale, lease or license or to accept any order solicited or negotiated by MITSUBISHI CORPORATION.

4.3 Product Literature - Subject to applicable U.S.A. security and export laws and regulations, SPACEHAB will furnish MITSUBISHI CORPORATION with such quantities of current literature, data, and technical information covering the Products as deemed necessary by SPACEHAB at no cost for MITSUBISHI CORPORATION’s use in performing its duties hereunder. MITSUBISHI CORPORATION agrees that such material is proprietary to SPACEHAB and that

SPACEHAB retains the exclusive right thereto. The material may be disseminated as necessary to prospective customers. Furnishing above described materials shall not be construed as granting any license under any invention, patent concept, technology or copyright now or hereafter owned or controlled by SPACEHAB.

4.4 Confidentiality - MITSUBISHI CORPORATION shall not disclose to anyone, or except for performance of this Agreement, make use of information owned or controlled by SPACEHAB relative to their business or the business of their suppliers or affiliates, unless such information is so generally known or recognized as standard practice as to be in the public domain.

ARTICLE 5. QUOTATIONS TO PURCHASERS

SPACEHAB may provide or cause to be provided to MITSUBISHI CORPORATION written material which may be amended from time to time, setting forth prices, charges, terms and conditions or such other additional information which MITSUBISHI CORPORATION may quote or provide in connection with any proposed sale. MITSUBISHI CORPORATION may deviate from the material only when SPACEHAB issues contrary written instructions on any order by order basis. Such instructions shall apply solely to the order for which issued.

ARTICLE 6. RESERVATIONS AND EXCLUSIONS

6.1 Government Approval - The express consent and approval of the Governments of the U.S.A. and the Territory may be required before any agreement to sell or sale of the Products hereunder can be effective, and neither SPACEHAB nor MITSUBISHI CORPORATION represents that such consent or approval will be granted.

6.2 Failure to Enforce - Failure to enforce any provisions of this Agreement shall not be construed as a waiver of such provisions by either party or of the right to enforce them subsequently.

ARTICLE 7. TERMINATION FOR BREACH

Either party shall have the right and option to terminate this Agreement immediately by written notice to the other party upon the material breach of any provision hereto by the other party, and shall thereupon have a claim against such party in breach for such reasonable costs and direct damage as may have been incurred by the terminating party resulting from the breach by the other party.

ARTICLE 8. ASSIGNMENT

Neither this Agreement nor rights and duties hereunder may be assigned or transferred, by operation of law or otherwise, or delegated by either party without prior written consent of the other party.

ARTICLE 9. NOTICES

All formal notices and communications hereunder shall be sent by telegram, cablegram or by registered airmail, with a copy by ordinary airmail, and shall be deemed given on the date deposited in the cable, telegraph or post office, addressed to the other party as follows, provided that either party may from time to time change the address to which notices to it are to be sent by giving written notice of such change to the other party:

SPACEHAB, INC.	MITSUBISHI CORPORATION
12130 Highway 3, Bldg. 1	16-3, Konan 2-Chome
Webster, TX 77598	Minato-ku, Tokyo
108-8228, Japan
Attention:	Attention:
Ms. Kathy K. Whitaker	Mr. Yoichi Kamiyama
Director, Business Management	General Manager, Space Systems Unit
Space Flight Services	Aerospace Division

ARTICLE 10. EXHIBITS

Exhibit A constitutes a part of this Agreement.

ARTICLE 11. ENTIRE AGREEMENT - AMENDMENT APPLICABLE LAWS

This Agreement, together with all amendments hereto:

(1)	Constitutes the entire understanding between the parties concerning the subject matter hereof,

(2)	Supersedes all prior written or oral understandings of the parties concerning the subject matter hereof, including but not limited to, the Original Agreement,

(3)	May be amended only by written instrument signed by both parties subsequent to the data hereof,

(4)	May be executed in any number of counterparts, whether transmitted by facsimile or otherwise, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument; and

(5)	Shall be construed in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their officers thereunto duly authorized.

SPACEHAB, INC.		MITSUBISHI CORPORATION

By:	/s/ DANIEL A. BLAND, JR.	By:	/s/ TATSUO SATO

	Daniel A. Bland, Jr.		Tatsuo Sato
	Senior Vice President		Senior Vice President
	Space Flight Services		Division COO
Aerospace Division

Date:	25 Aug 2004	Date:	Aug 25, 2004

EXHIBIT A

AMENDED AND RESTATED-REPRESENTATION AGREEMENT-REV 1

1.	Products: All SPACEHAB products and services to be marketed, leased and/or sold in the Territory, including, but not limited to, SPACEHAB pressurized middeck augmentation module facilities (“Spacehab Modules”), and all related goods and services.

2.	Territory - Japan

3.	Compensation - as referred in Article 3, shall consist of:

3.1.	Amount - SPACEHAB shall compensate MITSUBISHI CORPORATION for the Services in the amount of (i) fifteen percent (15%) of the Sales Price for the time period January 13, 2004 to June 30, 2004, and (ii) ten percent (10%) of the Sales Price for the time period July 1, 2004 to January 12, 2009 earned by SPACEHAB from all sales of the Product(s) in the Territory, whether such sales are made directly to the purchaser or through the U.S. Government (but only in cases where the Sales Price for the Product(s) in the Territory is paid by the purchaser to the U.S. Government and subsequently paid to SPACEHAB).

3.2	Sale Price - Compensation shall be based on the sale or lease price of the Product(s), excluding only the price of Space Shuttle flight and other services payable by SPACEHAB to NASA either directly or indirectly.

3.3	Time of Payment - Compensation will be payable thirty (30) days after SPACEHAB receives full cash payment from the purchaser or at such other times as mutually agreed between MITSUBISHI CORPORATION and SPACEHAB.